                                                                    EXHIBIT 12.1


                            Cedar Brakes II, L.L.C.
             Statement Regarding Ratio of Earnings to Fixed Charges
                      (In Thousands, Except Ratio Amounts)


                                                Period From Inception (December 12, 2001)
                                                                   to
                                                           December 31, 2001
                                                -----------------------------------------
Income from Continuing Operations                              $228,193
Add: Fixed Charges                                                2,344
                                                               --------
Earnings                                                        230,537
                                                               --------
Fixed Charges:
         Interest expense and capitalized amounts
             (including construction and related
             fixed charges)                                       2,297
         Net amortization of issuance costs
             (including capitalized amounts)                         47
                                                               --------
Total Fixed Charges                                            $  2,344
                                                               ========
Ratio of Earnings to Fixed Charges                                 98.4
                                                               ========